------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     GROUPE DANONE
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     7 rue de Teheran
--------------------------------------------------------------------------------
                                    (Street)

     Paris                          France               75381
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Lifeway Foods, Inc. ("LWAY")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     10/99

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


















================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount     or      Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                 (D)              and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $10.00 per                          By its subsidiary,
Common Stock, no par value    10/21/99        P              30,000     A     share of     (See below)    I         Danone Foods,
                                                                             Common Stock                               Inc.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $10.00 per                          By its subsidiary,
Common Stock, no par value    10/22/99        P              21,000     A      share of     (See below)   I         Danone Foods,
                                                                             Common Stock                                Inc.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $10.00 per                          By its subsidiary,
Common Stock, no par value    10/29/99        P              21,500     A      share of     (See below)   I         Danone Foods,
                                                                             Common Stock                                Inc.
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               $10.00 per                         By its subsidiary,
Common Stock, no par value    10/30/99        P              25,000     A         share of     745,267    I          Danone Foods,
                                                                              Common Stock                               Inc.
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                     (Print or Type Responses)
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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N/A                 N/A      N/A      N/A       N/A   N/A    N/A      N/A      N/A       N/A     N/A      N/A       N/A      N/A

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====================================================================================================================================

Explanation of Responses:


GROUPE DANONE

     /s/ Fanny Picard                                    November 3, 1999
---------------------------------------------            -----------------------
**Name:  Fanny Picard                                    Date
  Title: Director, Corporate Development,
         on behalf of GROUPE DANONE

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                  ------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number
                                                  Expires:
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Danone Foods, Inc.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     120 White Plains Road
--------------------------------------------------------------------------------
                                    (Street)

     Tarrytown                      New York             10591
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Lifeway Foods, Inc. ("LWAY")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

     10/99

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


================================================================================
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________




















================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        6.
                                                         4.                              5.             Owner-
                                                         Securities Acquired (A) or      Amount of      ship
                                            3.           Disposed of (D)                 Securities     Form:     7.
                                            Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                              2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                            Transaction   (Instr. 8)                  (A)              of Month       Indirect  Beneficial
Title of Security             Date          ------------     Amount     or      Price    (Instr. 3      (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code     V                 (D)              and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $10.00 per
Common Stock, no par value    10/21/99        P              30,000     A     share of     (See below)    D         N/A
                                                                             Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $10.00 per
Common Stock, no par value    10/22/99        P              21,000     A      share of     (See below)   D         N/A
                                                                             Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
                                                                             $10.00 per
Common Stock, no par value    10/29/99        P              21,500     A      share of     (See below)   D         N/A
                                                                             Common Stock
-----------------------------------------------------------------------------------------------------------------------------------
                                                                               $10.00 per
Common Stock, no par value    10/30/99        P              25,000     A         share of     745,267    D         N/A
                                                                              Common Stock
-----------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                     (Print or Type Responses)
                                                                          (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
N/A                 N/A      N/A      N/A       N/A   N/A    N/A      N/A      N/A       N/A     N/A      N/A       N/A      N/A

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====================================================================================================================================

Explanation of Responses:


Danone Foods, Inc.

     /s/ Michael Harrison                                November 3, 1999
---------------------------------------------            -----------------------
**Name:  Michael Harrison                                Date
  Title: a Vice President, on behalf of
         Danone Foods, Inc.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.